EXHIBIT 10.4

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement is made and entered into this 15th day of November, 2012 (the “Effective Date”), by and between Carbylan Biosurgery, Inc., a Delaware corporation, having its principal place of business at 3181 Porter Drive, Palo Alto, California, 94304 (hereinafter, “Carbylan”) and Shanghai Jingfeng Pharmaceutical Co., Ltd., a Chinese limited liability company having its principal place of business at No. 50, Luoxin Road, Baoshan District, Shanghai, PRC, 201908 (hereinafter, “Jingfeng” or “Licensee”).

WITNESSETH:

WHEREAS, Carbylan and Jingfeng (hereinafter referred to individually as a “Party” or collectively as the “Parties”) executed a Mutual Non-Disclosure Agreement, dated as of November 21, 2011 (hereinafter referred to as the “NDA”), as well as a Technology Development and License Term Sheet, dated September 21, 2012 (the “Term Sheet”), which contains the terms and conditions pursuant to which Carbylan would grant Jingfeng an exclusive, royalty-bearing license under the Patents (as hereinafter defined) and Know-How (as hereinafter defined) to develop, manufacture and market the Compound in the Territory (as hereinafter defined);

WHEREAS, Jingfeng desires to pursue the commercialization of Compound in the Territory and desires to obtain from Carbylan the exclusive right and license necessary to do so, and Carbylan desires to grant such rights and licenses, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, the Parties hereto agree as follows:

1.	Definitions

As used in this Agreement, the following terms (the singular may include the plural and vice versa) shall have the following meanings:

1.1	“Affiliates” shall mean, with respect to a Party, any person or entity directly or indirectly controlling, controlled by, or under common control with such Party. For this purpose, “control” shall mean the power whether or not normally exercised, to direct the management and affairs of another corporation or other entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. In case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting securities shall in any case be deemed to confer “control”.

1.2	“Anti-Corruption Laws” shall mean all applicable laws, regulations, orders, judicial decisions, conventions and international financial institution rules regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records, and financial controls.

1.3	“Applicable Laws” shall mean any and all laws, rules, regulations, directives, and guidances of any governmental authority in the Territory pertaining to the development, manufacture, extrusion, packaging, labeling, storage, marketing, sale, import, export, distribution or intended use of the Compound and/or Licensed Product, as amended from time-to-time.

1.4	“Business Day” shall mean any day on which commercial banks are open for business in the United States and the People’s Republic of China.

1.5	“Commercially Reasonable Efforts” shall mean the performance of obligations or tasks in a continuous, sustained manner consistent with the reasonable best practices of the industry for marketing, promotion, sale and distribution of a product having similar technical and regulatory factors and similar market potential, profit potential and strategic value, and that is at a similar stage in its product life cycle.

1.6	“Compound” or “Compounds” shall mean Hydros-TA, together with any modification or improvement thereto that are (a) hyaluronan-based product combined with a corticosteroid and (b) developed by, licensed to, or otherwise Controlled by Carbylan and claimed under any Patent. For the purposes of this Agreement, a modification or an improvement shall mean any invention, discovery, modification or improvement, whether patentable or not, which can (A) be employed to reduce manufacturing costs, improve the performance, or broaden the applicability or range of uses of a Compound and/or Licensed Product within the Field; (B) create a wholly new product.

1.7	“Control” means, with respect to any patent applications, patents, material, know-how or other information, that a Party owns or has a license thereto and has the ability to grant to the other Party access and/or a license thereto as provided herein without violating the terms of any agreement or other arrangement with any Third Party and without incurring any obligations, including payment of royalties, to that Third Party.

1.8	“Field” shall mean all human and veterinary uses, including, but not limited to, prophylactic and therapeutic treatment of human or veterinary diseases or diagnosis of human or veterinary diseases.

1.9	“FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.) as amended.

1.10	“GMPs” shall mean Good Manufacturing Practices, as to Carbylan, as enforced by the U.S. Food & Drug Administration and, as to Jingfeng, as enforced by the relevant regulatory authority in the Territory.

1.11	“Gross Sales Proceeds” shall mean all monies and all other consideration (e.g., stock or “in-kind” property) received by Jingfeng, its Affiliates, or Sublicensees from the sale of Licensed Products, notwithstanding sums actually paid or credited thereby such as: (i) sales, value added, use or other taxes directly imposed with reference to particular sales; (ii) amounts allowed or credited on returns (not in excess of the selling price of such Licensed Product) on account of rejection, recalls or failure of the Licensed Product; or (iii) amounts allowed as customary chargeback payments and rebates. Gross Sales Proceeds shall be calculated in accordance with generally accepted international financial reporting standards or Chinese GAAP, whichever is adopted by Jingfeng in its accounting system.

1.12

“Know-How” shall mean all information, data and trade secrets Controlled by Carbylan or its Affiliates as of the Effective Date or during the Term of this Agreement in the Territory relating to the Compound and/or the Licensed Products to the extent necessary or reasonably useful to develop for the purpose of obtaining Regulatory Approval of, to manufacture or to commercialize the Licensed Product, whether protected by intellectual property rights or not, including but not limited to (A) materials, documents, data, notes, memoranda, research briefs, articles, correspondence, processes, specifications, formulae, procedures, techniques, practices, quality control processes and procedures, designs, apparatus, manufacturing processes and data, and instructions of, and scientific, analytical and technical data and studies for, the efficacy, pharmacology, toxicology, synthesis, pharmaceutical processing and manufacture, packaging, storage and transportation of the Compound and/or Licensed Products, (B) non-clinical, pre-clinical, and clinical data and studies, including clinical trial design and protocols, knowledge, technology, written and oral rectifications of data relating to the Compound and/or Licensed Products which are owned or Controlled by Carbylan or its Affiliates now and/or in the future and may be necessary or reasonably useful to enable Jingfeng to obtain the Regulatory Approval, (C) any and all submissions to, responses, requests and/or comments from, and correspondence with the U.S. Food & Drug Administration (“FDA”) and/or any analogous regulatory authority outside the United States, and (D) other intellectual property rights with respect to any invention, discovery, use, modification or improvement arising out of or relating to the technology described in the Patents, in each case irrespective of whether such technology is (i) developed inside or outside the Territory, (ii) performed or in existence as of the Effective Date or subsequent thereto, (iii) in draft or final form, and (iv) the subject of a patent application, patent or other right inside or outside of the Territory, in each case of (A)-(D) above, Controlled by Carbylan or its Affiliates as of the Effective Date or during the Term of this Agreement in the Territory relating to the Compound and/or the Licensed Products to the extent necessary or reasonably useful to develop for the purpose of obtaining Regulatory Approval of, to manufacture or to commercialize the Licensed Product. For clarity, Know-How shall exclude Patents.

1.13	“Licensed Products” shall mean human and veterinary pharmaceutical products containing the Compound in any form.

1.14	“Licensed Technology” shall mean the (A) Patents; (B) Know-How; and (C) Trademarks.

1.15	“Patents” shall mean: (a) the patents and patent applications as shown in Appendix I hereto and (b) any other patents and patent applications necessary or reasonably useful for the manufacture, use or sale of the Compounds and/or Licensed Products that are Controlled by Carbylan or its Affiliates as of the Effective Date or during the Term of the Agreement in the Territory, in each case including (i) any and all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to such patents and applications, and all reissues, reexaminations, extensions, and any letter patents issued thereon; and (ii) any and all corresponding or counterpart filings with respect to (i) above as and when made in each country included in the Territory, including any and all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to such patents and applications, and all reissues, reexaminations, extensions and any letter patents issued thereon.

1.16	“Person” shall mean any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

1.17	“Public Official or Entity” shall mean (i) any officer, employee, agent, representative, department, agency, de facto official, corporate entity, instrumentality or subdivision of any government, military or international organization, including, but not limited to, any state-owned or affiliated company or hospital, or (ii) any candidate for political office, any political party or any official of a political party.

1.18	“Regulatory Approval” shall mean, with respect to a country or administrative region in the Territory, approval by the applicable health authorities necessary to conduct clinical trials and/or to manufacture and market the Licensed Products in such country or administrative region, including pricing and reimbursement approval.

1.19	“SDN” shall mean Specially Designated Nationals and Blocked Persons as designated by the U.S. Treasury Department’s Office of Foreign Assets Control.

1.20	“Sublicensees” shall mean any other person or entity to which Jingfeng will grant a sublicense in accordance with Section 2.2 hereof.

1.21	“Territory” shall mean the Greater China Region, which consists of the People’s Republic of China (“PRC”), Taiwan, Hong Kong and Macau.

1.22	“Third Party” shall mean any person, entity, company or organization; not including, however, the Parties or their respective Affiliates.

1.23	“Trademark” shall mean any trademark, trade names, service mark, logo and/or other commercial symbols either listed in Appendix II below or which Carbylan or its Affiliates Controls as of the Effective Date or during the Term of the Agreement in the Territory and designated by Carbylan or its Affiliate for use with a Licensed Product.

1.24	“U.S.” shall mean the United States of America, including all possessions and territories thereof.

1.25	“U.S. Export Control Laws” shall mean all applicable U.S. laws and regulations relating to the export or re-export of commodities, technologies, or services, including, but not limited to, the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986.

2.	Grant of Licenses; Extension of Territory

2.1	License. Subject to the terms, conditions and provisions of this Agreement, Carbylan hereby grants to Jingfeng, during the Term of this Agreement, an exclusive right and license (with the right to sublicense solely as provided in Section 2.2) under the Licensed Technology solely to the extent necessary for Jingfeng to make, have made, use, have used, market, have marketed, import, have imported, distribute, have distributed, sell and have sold the Compound and Licensed Products in the Field in the Territory.

2.2	Sublicense. Jingfeng shall have the right to grant sublicenses of the license granted under Section 2.1; provided however, that Jingfeng shall remain the registered sponsor for the Licensed Products with the Regulatory Authority in the Territory and Jingfeng shall not transfer such sponsorship without the prior written consent of Carbylan. Any sublicense granted by Jingfeng shall be subject to the same terms and conditions of this Agreement except that Sublicensees shall be prohibited from granting further licenses. No sublicense shall relieve Jingfeng of any of its obligations under this Agreement. Jingfeng agrees to forward to Carbylan a complete and accurate copy and translation thereof written in the English language and original language (if written in a language other than the English language) of each sublicense agreement it enters into prior to its execution for Carbylan’s review and approval. Jingfeng agrees to forward to Carbylan a fully executed copy and translation thereof written in the English language (if written in a language other than the English language) of each sublicense agreement. Upon the termination of this Agreement for any cause, any and all existing sublicenses hereunder shall thereupon automatically terminate. Such termination rights shall be made a condition of any sublicense granted by Jingfeng.

2.3	Subcontract. Jingfeng and its Affiliates shall have the right to appoint subcontractors

(including distributors and/or sales agents) in the Territory for the commercialization of Licensed Products, and grant sublicenses under the license granted to it under Section 2.1 in connection therewith. Jingfeng shall be primarily responsible for the actions and omissions of such subcontractors and the performance of the obligations hereunder. For the purpose of this Section 2.4, “distributors” and “sales agents” shall include all parties appointed by Jingfeng or its Affiliates to market and sell the Licensed Products, in circumstances where such parties do not require a sublicense under the Patents to carry out such marketing and sale.

2.4	Carbylan Covenant. Carbylan covenants that neither Carbylan nor any of its Affiliates will develop, manufacture, use, distribute, market, import or sell the Compounds or Licensed Products in the Territory during the Term of this Agreement. Carbylan further covenants that neither Carbylan nor any of its Affiliates will, during the Term of this Agreement, grant a license to any Affiliate or any other party to develop, have developed, manufacture, have manufactured, import, use, have used, distributed, have distributed, market, have marketed, sell and have sold the Compounds or Licensed Products in the Territory under the Patents and Know-How.

2.5	Jingfeng Covenant. Jingfeng covenants that neither Jingfeng nor any of its Affiliates will develop, manufacture, use, distribute, market, import or sell the Compounds or Licensed Products outside the Territory. The Parties acknowledge and agree that the proceeding covenant will not apply to any Affiliate of Jingfeng that becomes an Affiliate after the Effective Date with respect to any Compound or Licensed Product developed and/or commercialized by such Affiliate before it becomes an Affiliate of Jingfeng. Jingfeng further covenants that neither Jingfeng nor any of its Affiliates will grant a license to any Affiliate or any other party to develop, have developed, manufacture, have manufactured, import, use, have used, distributed, have distributed, market, have marketed, sell and have sold the Compounds or Licensed Products outside the Territory.

2.6	Extension of Territory. Carbylan agrees to provide prompt notice to Jingfeng at any time it receives an inquiry or offer, whether oral or written, from a third party for the grant of rights with respect to the commercialization, manufacture, sale and/or import of the Compound and/or a Licensed Product in [*]. In connection therewith, Carbylan further agrees to negotiate in good faith with Jingfeng, on a non-exclusive basis, the terms of a license grant for such extension of the Territory. For the avoidance of doubt, (a) [*] shall be deemed to exclude [*] and [*] and (b) this Section 2.6 shall not apply to any transaction in which Carbylan would grant to a Third Party the right to manufacture, develop or commercialize Licensed Products throughout [*], other than in the Territory.

3.	Development of the Licensed Products in the Territory; Regulatory Support

3.1	Development Plan. Carbylan acknowledges and agrees that Jingfeng shall have sole right to develop, commercialize, manufacture, import and sell the Licensed Products in the Field in the Territory, subject to applicable regulatory approvals. Jingfeng shall conduct the development of the Licensed Product for Regulatory Approval solely in accordance with a development plan (the “Development Plan”) to be agreed upon by the Parties as soon as practicable after the Effective Date. Any modification or change to the Development Plan shall be mutually agreed upon by the Parties in writing.

3.2	Manufacture and Supply.

(a)	Notwithstanding the foregoing, the Parties agree that Jingfeng will be responsible for the manufacture and supply of the Compound and

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Licensed Product for commercial sale in the Territory, except that: (i) Jingfeng shall have the right to purchase from Carbylan, [*] quantities of Compound solely to conduct its activities under the Development Plan to support the Regulatory Approval of the Licensed Products in the Territory and not for commercial sale, and Carbylan agrees to supply such Compound from its manufacturer in the U.S., or, as the Parties may agree, any non-U.S. manufacturer engaged by Carbylan; and (ii) Jingfeng shall have the right to purchase from Carbylan Licensed Product in quantities to be agreed upon by the Parties for sale in Taiwan, Hong Kong and Macau if Jingfeng obtains the Regulatory Approval to do so, in which case the Parties shall negotiate in good faith a supply agreement governing such commercial supply of Licensed Products by Carbylan to Jingfeng.

(b)	In the event Carbylan supplies Jingfeng with the Compound pursuant to Section 3.2(a) above, Carbylan shall provide Jingfeng with such quantities of the Compound, with matching placebo, from the GMP batches manufactured by Carbylan for its own clinical development activities, for use solely as reference materials for GMP clinical materials manufactured by Jingfeng for clinical trials in the Territory. Carbylan hereby confirms that all quantities of the Compound delivered to Jingfeng pursuant to this Section 3.2 shall be manufactured in compliance with U.S. GMPs, and the quality of such Compound shall be certified by Carbylan’s quality control (QC) department.

(c)	In the event Carbylan is enjoined or otherwise prevented from supplying Jingfeng with the Compound and/or Licensed Product in accordance with Section 3.2(a), Carbylan shall within [*] notify Jingfeng of such enjoinment or failure and shall cause a mutually-agreed Affiliate, contractor or non-U.S. manufacturer to supply such quantities of Compound and/or Licensed Product [*] within [*] of such enjoinment or failure, manufactured in compliance with GMPs and certified by Carbylan’s QC department.

3.3	Development Activities. As between Carbylan and Jingfeng, Jingfeng shall be responsible for the management and funding of all development activities, regulatory submissions and Regulatory Approvals for the Licensed Products in the Territory, pursuant to the Development Plan. If Jingfeng reasonably foresees or becomes aware of any delay of [*] or more in the actual development of the Products as compared with the timing set forth in the Development Plan or any later modification thereof, Jingfeng shall promptly inform Carbylan of such delay in writing.

3.4	Regulatory and Commercial Launch Diligence Obligations.

(a)	Notwithstanding Section 3.3, Jingfeng agrees to use diligent efforts to launch and commercialize the Licensed Products in the Territory subject to receipt of applicable Regulatory Approvals.

(b)	Jingfeng agrees to submit all requisite materials to the appropriate regulatory authorities within [*] after the Effective Date for obtaining Regulatory Approval to conduct the first human clinical trial in the Territory relating to at least one (1) Licensed Product (the “Initial Submission”), except that such timeline shall be extended to the extent the delay is caused by Carbylan not fulfilling its obligations under Article 4 below, in which event Jingfeng shall not be deemed to be in default

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under this Section 3.4(b) under the original timeline and the Parties further agree to cooperate to effect the Initial Submission as expeditiously as possible pursuant to the terms of this Agreement.

(c)	Jingfeng shall develop (in accordance with the Development Plan) and register the Licensed Products in the Territory with the appropriate authorities on its sole responsibility.

3.5	Regulatory Progress Reports and Materials. In connection with the preparation of the documentation for Regulatory Approvals in the Territory, Jingfeng shall provide to Carbylan the following:

(a)	Jingfeng shall provide on a regular basis, but no less frequently than [*], such progress reports, technical information, regulatory documentation and clinical data generated by or on behalf of Jingfeng, as shall be agreed in the Development Plan. [*] shall also include a current list of all of Jingfeng’s subcontractors and Sublicensees in the Territory. Carbylan shall have the right to use and reference such reports, information, documentation and data for the development, manufacture and commercialization of the Licensed Products outside the Territory.

(b)	Jingfeng also agrees to have meetings with Carbylan (which may be telephonic) in a timely manner upon Carbylan’s reasonable request, at least [*], in order to report on the progress in the development of Licensed Products in the Territory.

(c)	For the avoidance of doubt, if any application is filed, or submission is made, with the competent authorities in the Territory in connection with the Regulatory Approval process, Jingfeng shall provide Carbylan with an English summary of all materials submitted to such authorities (including any amendments thereto).

(d)	Jingfeng shall promptly inform Carbylan of the Initial Submission, any material regulatory development, and any Regulatory Approval in any country or administrative regions in the Territory, and send to Carbylan a copy of any correspondence, approval letter and/or confirmation with the Regulatory Authority in connection therewith, along with an English translation thereof.

3.6	Records and Audit. Jingfeng agrees to keep in an accurate and complete manner, for a period of [*] following the final payment made to Carbylan pursuant to the terms of this Agreement, such documents and records to the extent necessary to verify any report required under this Agreement or the activities of Jingfeng, its Affiliates and its Sublicensees under this Agreement. Upon [*] prior written notice by Carbylan, Jingfeng agrees to permit such records to be examined from time to time, but not more frequently than [*], such examination to be made [*] by an auditor appointed by Carbylan. In addition, Carbylan (or its designee) shall be entitled to inspect and examine any manufacturing and/or other facilities where the Compound and/or Licensed Products are manufactured, stored or sold. For each Sublicensee, distributor or sales agent of Jingfeng, Jingfeng shall obtain such audit rights for Carbylan.

3.7	Compliance with Law.

(a)	Jingfeng shall comply with all Applicable Laws pertaining to the use, import, export, transport, handling, storage, distribution, sales, and

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marketing, of the Compound and/or Licensed Products or otherwise pertaining to performance by Jingfeng of its obligations under this Agreement, including the maintenance of ongoing quality assurance and testing procedures to comply with applicable regulatory requirements. Jingfeng shall maintain distribution records as required by regulatory requirements that are applicable to the Territory. Not more often than [*] and only with [*] advance written notice, unless otherwise required by applicable laws or regulations or otherwise specified under this Agreement, Carbylan shall have the right to audit Jingfeng’s quality system and records related to Compound and/or Licensed Products in the Territory. Jingfeng shall notify Carbylan promptly in writing of any changes in such laws and regulations in the Territory. Jingfeng shall promote Compound and/or Licensed Products only for their approved indications.

(b)	Jingfeng agrees, in its performance of this Agreement, to comply with all applicable law, including the FCPA and U.S. Export Control Laws (in each case, to the extent such laws are applicable to Jingfeng) and Anti-Corruption Laws in the Territory. Jingfeng further agrees to comply with the FCPA Guidelines as set forth in Appendix III.

(c)	Jingfeng represents and warrants that it is not identified on the List of Specially Designated Nationals & Blocked Persons (“SDNs”) as designated by the U.S. Treasury Department’s Office of Foreign Assets Control. In connection with this Agreement, Jingfeng shall not sell any Licensed Product or engage in any other transaction in, to, or with (i) any of the following countries: Cuba, Iran, Sudan, North Korea, or Syria, or any other country that becomes subject to sanctions imposed by the U.S. Government, or (ii) any individual or entity that is listed in the following: (A) List of Specially Designated Nationals & Blocked Persons, Office of Foreign Assets Control, U.S. Treasury Department; (B) List of Debarred Parties, Directorate of Defense Trade Controls, U.S. State Department; (C) Denied Persons List, Bureau of Industry and Security, U.S. Department of Commerce; (D) Entity List, Bureau of Industry and Security, U.S. Department of Commerce; (E) Unverified List, Bureau of Industry and Security, U.S. Department of Commerce; or (F) the Palestinian Legislative Counsel (PLC) List, Office of Foreign Assets Control, U.S. Treasury Department. Jingfeng agrees that it will notify Carbylan promptly upon the occurrence of any event that would breach this covenant or render this representation and warranty incorrect.

(d)	Jingfeng represents and warrants that it shall take no action that would cause Carbylan to be in violation of the FCPA, U.S. Export Control Laws or any other applicable Anti-Corruption Laws in the Territory. Further, Jingfeng shall immediately notify Carbylan if Jingfeng has any information or suspicion that there may be a violation of the FCPA or any other Anti-Corruption Law in connection with the performance of this Agreement.

(e)	Jingfeng agrees that in the event that any of the covenants contained in this Section 3.7 are not complied with in accordance with their terms, Carbylan shall have the right, at its sole discretion, to terminate this Agreement immediately upon written notice to Jingfeng. Jingfeng also agrees that any breach by it of any provision of this Section 3.7 shall entitle Carbylan to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies

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(including damages) which may be available to Carbylan.

(f)	Jingfeng agrees to reasonably cooperate with Carbylan with respect to any investigation or audit relating to the performance of this Agreement and the FCPA, U.S. Export Control Laws or any other Anti-Corruption Law in the Territory.

4.	Carbylan’s Assistance.

4.1	Transition Assistance Plan. Within [*] after the Effective Date, the Parties shall agree upon a transition assistance plan (the “Transition Assistance Plan”) pursuant to which Carbylan will provide to Jingfeng, [*], Know-How (including documentation and/or samples) in Carbylan’s possession and Control that is necessary or reasonably useful for Jingfeng’s manufacture, development and/or commercialization of the Licensed Products under the Development Plan. Such Transition Assistance Plan shall be consistent with the scope of Carbylan’s transition assistance outlined on Appendix V (the “Scope of Carbylan Transition Assistance”).

4.2	Additional Testing or Studies. Notwithstanding the foregoing, Carbylan’s assistance to Jingfeng above shall not include the conduct of any additional testing, performance studies, preclinical or clinical study (including biocompatibility studies). In the event any applicable regulatory authority in the Territory requires any such additional testing, performance studies, preclinical or clinical studies, Jingfeng shall conduct such studies or clinical trials in the Territory [*] unless the Parties agree in writing to the terms and conditions (including a budget) to have Carbylan perform such additional testing or studies [*].

4.3	Manufacturing Know-How and Reference Samples. To the extent set forth in the Transition Assistance Plan, Carbylan shall provide Jingfeng with Know-How necessary or reasonably useful for Jingfeng to manufacture Compound and Licensed Product.

4.4	Professional and Technical Support. In order to ensure the development of the Licensed Products, including any Regulatory Approval, is consistent with Carbylan’s protocols and quality control systems and procedures as in effect from time to time, Carbylan agrees to:

(a)	provide reasonable professional and technical support, training and assistance, [*], to Jingfeng’s personnel at Carbylan’s facilities in the United States as requested by Jingfeng from time to time to develop proficiency in the research, investigation and development of the Licensed Technology (to the extent consistent with the Development Plan) and the commercialization and manufacture of the Licensed Products; and [*], arrange for its professional and technical personnel to train Jingfeng’s personnel at Jingfeng’s facilities in China in basic research, lab design and construction, clinical trials design, processing and revision, quality control, product samples, GMPs, and all other areas as may be required to support the research, investigation, development, Regulatory Approval and commercialization of the Licensed Products in the Territory until the necessary regulatory approvals have been obtained to manufacture and sell the Licensed Products in the Territory.

(b)	In connection with such support, training and assistance provided by Carbylan pursuant to this Section 4.4, [*] shall be responsible for the

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costs of all such assistance, including travel and accommodations relating to (i) such of its representatives that travel to Carbylan facilities in California for meetings with Carbylan’s representatives and (ii) such of Carbylan’s representatives that travel to Jingfeng’s facilities in China from time to time during the Term of the Agreement. All such expenses of travel and accommodations shall be approved in writing by [*] in advance and shall be [*] in amounts equivalent to what would have been permitted under [*] normal and customary travel policy or as otherwise agreed to by the parties. Any amounts incurred by representatives of Carbylan in excess of amounts that would be paid under [*] travel policy shall be for the account of [*].

4.5	Import and Export Licenses. Carbylan agrees to reasonably assist Jingfeng, [*], to obtain any and all import, export, re-export and other authorizations and licenses that may from time to time be required by any governmental authority or agency in the Territory with respect to rights and licenses granted to Jingfeng under this Agreement in connection with the Licensed Technology and Licensed Products.

4.6	Sales and Marketing Materials. Carbylan shall use its reasonable commercial efforts to provide Jingfeng, [*], with any additional assistance reasonably requested by Jingfeng, from time to time, in producing technical, sales, advertising and other marketing reports and information for Jingfeng which Jingfeng reasonably believes might be useful in marketing and selling the Licensed Products.

5.	License Fees and Milestone Payments

5.1	Up-front License Fee. In consideration of the licenses granted by Carbylan to Jingfeng herein, Jingfeng agrees to make a non-refundable up-front payment of U.S.$2.0 million no later than ten (10) Business Days after the Effective Date to such account as shall be designated in writing by Carbylan on the Effective Date. Prior to or promptly upon execution of this Agreement, Carbylan shall provide to Jingfeng a copy of its Certificate of Incorporation, as amended to the Effective Date, it being understood that such documents shall be required in order for approval by PRC authorities for the transfer by Jingfeng of the up-front payment to Carbylan hereunder.

5.2	Regulatory and Development Milestone Payments for the Licensed Product. Jingfeng agrees to make the following payments in U.S. dollars to Carbylan within [*] of the regulatory and development events set forth below:

(a)	Upon the successful production by Jingfeng of the first batch of the Licensed Product that meets the product specifications used for the COR 1.0 Carbylan clinical study (see Appendix IV) [*];

(b)	Upon receipt by Jingfeng of written approval of the PRC State Food and Drug Administration (“SFDA”) to commence the Phase I trial, [*];

(c)	Upon the first human dosing in a Phase III trial for the Licensed Product by Carbylan in the United States, [*];

(d)	Upon Carbylan obtaining regulatory approval for marketing and sale of the Licensed Product in the United States, [*]; and

(e)	Upon PRC SFDA approval for marketing and sale of the Licensed Product in the PRC, [*].

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For the avoidance of doubt, upon the achievement of each of the foregoing milestones, the applicable Party shall provide notice (the “Development Event Notice”) to the other Party within [*] of the event.

5.3	Commercial Milestone Payments for the Licensed Product. Jingfeng agrees to make each of the following payments in U.S. dollars to Carbylan within [*] of achieving the following aggregate lifetime Gross Sales Proceeds in the Territory:

(a)	Gross Sales Proceeds up to [*];

(b)	Gross Sales Proceeds of [*];

(c)	Gross Sales Proceeds of [*];

(d)	Gross Sales Proceeds of [*];

For the avoidance of doubt, the total payments to be made under Section 5.3 upon achieving aggregate lifetime Gross Sales Proceeds of [*] shall be the U.S. dollar equivalent of RMB 32 million and no payments shall be due or shall otherwise accrue for aggregate lifetime Gross Sales Proceeds [*].

5.4	Reduction to Future Commercial Milestone Payments. Upon the later of (i) the [*], Jingfeng’s future obligation to make the Commercial Milestone Payments set forth in Section 5.3 above shall be [*] for all unachieved milestones.

5.5	Calculation of Aggregate Lifetime Gross Sales Proceeds. Sales between or among Jingfeng, its Affiliates and Sublicensees shall not be subject to or otherwise included in the calculation of aggregate lifetime Gross Sales Proceeds for purposes of the Commercial Milestone Payments set forth in Section 5.3. All Gross Sales Proceeds shall be calculated on sales by Jingfeng, its Affiliates or Sublicensees of the Licensed Products to a Third Party.

5.6	Financial Audit. For [*] following the final payment made to Carbylan pursuant to the terms of this Agreement, Jingfeng, its Affiliates and Sublicensees agree to keep or cause to be kept accurate records or books of account in accordance with applicable international financial reporting standards, Chinese GAAP or such other generally accepted accounting principles as may be used by Jingfeng in preparing its external financial statements showing the information which is necessary for the accurate determination of the Commercial Milestone Payments due hereunder. Jingfeng further agrees to permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm selected by Carbylan and reasonably acceptable to the Parties to inspect during regular business hours, upon [*] prior notice, and no more than [*], all or any part of Jingfeng’s records and books necessary to check the accuracy of the aggregate lifetime Gross Sales Proceeds upon which the Commercial Milestone Payments are based. The charges of the independent accounting firm shall be paid by Carbylan; except if the Commercial Milestone Payments have been understated by more than [*], the charges shall be paid by Jingfeng.

5.7	Payments. All payments set forth in this Section 5 shall be subject to receipt by Jingfeng of a written invoice from Carbylan; provided that Jingfeng shall provide Carbylan with written notice of achievement of any milestone by Jingfeng within [*] of achieving such milestone. Jingfeng shall remit the funds to Carbylan, subject to any taxes or withholding required in accordance with Section 5.9, by wire transfer in immediately available funds to the following bank account of Carbylan:

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Bank Account:
Bank Name: Silicon Valley Bank
Bank Address: 3003 Tasman Drive,Santa Clara, CA 95054,USA
Account Name: Carbylan Biosurgery, Inc.
Routing & Transit No.: [*]
SWIFT Code: [*]
Account No.: [*]

Notwithstanding any provision herein to the contrary, the Parties agree that, to the extent any payment required by this Article 5 is not timely made by Jingfeng as a result of a delay in Jingfeng’s receipt of applicable regulatory approval within the Territory for the transfer of monies to Carbylan (SAFE Approval), Jingfeng shall not be deemed in default hereunder, provided that (a) Jingfeng promptly submits a request to the appropriate authorities in the PRC for such approval and provides evidence thereof to Carbylan upon the occurrence of the event trigger of such payment; and (b) Jingfeng promptly submits such payment to Carbylan after receiving such approval (and in the event such payment is delayed due to the delay in obtaining such approval, Jingfeng shall submit such payment within [*] after receiving such approval).

5.8	Currency and Interest. All payments required under this Section 5 shall be made in U.S. dollars. For purposes of converting Chinese RMB, or other currencies applicable to the Territory, directly into U.S. dollars, the Parties shall use the average of the exchange rate for current transactions as reported in the Wall Street Journal or Bloomberg for the five Business Days prior to the day upon which the obligation to make a payment under Section 5.3 arose. Any payment under this Section 5 not paid on or before the specified due date shall bear interest, to the extent permitted by applicable law, at the rate of [*] per month on the unpaid balance, calculated on the number of days such payment is delinquent.

5.9	Taxes. The payments to be made hereunder by Jingfeng to Carbylan shall be net payments, i.e. without deduction of any bank or transfer charges. Carbylan shall be solely responsible for and pay any and all taxes levied on account of, or measured exclusively by, all payments it receives under this Agreement. Jingfeng shall be entitled to deduct and withhold from the relevant payments due and payable pursuant to this Agreement such amounts that Jingfeng is required to deduct and withhold with respect to the making of such payment pursuant to the tax laws of any PRC, U.S. or foreign jurisdiction or taxing authority. To the extent that amounts are so deducted and withheld by Jingfeng, such amounts shall be treated for all purposes of this Agreement as having been paid to Carbylan by Jingfeng. In the event such deductions or withholdings are required by applicable law, Jingfeng shall promptly deliver to Carbylan an official receipt for taxes withheld (or other documents necessary) for Carbylan to claim a foreign tax credit (if applicable) as may be reasonably requested by Carbylan and shall provide Carbylan with reasonable assistance at Carbylan’s request. Jingfeng agrees to take such reasonable and lawful steps as Carbylan may request to minimize the amount of tax to which the payments to Carbylan are subject. If by law, regulation or fiscal policy of a particular country in the Territory, remittance of payment in U.S. dollars to Carbylan is restricted or forbidden, written notice, including details of such legal restriction will be promptly provided to Carbylan, and payment shall be made by the deposit thereof in local currency to the credit of Carbylan in a recognized banking institution designated by Carbylan.

6.	Sale of the Licensed Products; Purchases of Licensed Products from Carbylan

6.1	Commercial Diligence.

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(a)	Jingfeng shall use Commercially Reasonable Efforts in the promotion, marketing and sale of the Licensed Products.

(b)	Jingfeng also agrees to make commercially reasonable investments in the Territory for the promotion, marketing and sale of the Licensed Products.

(c)	Jingfeng may choose not to launch the Licensed Products in a country or administrative region in the Territory where, in Jingfeng’s sole opinion, the launch of Licensed Products is not commercially viable and if Jingfeng so decides not to launch any Licensed Product in any country or administrative region in the Territory, Jingfeng shall promptly notify Carbylan of such decision. If Jingfeng does not obtain a first commercial sale of any Licensed Product in PRC [*], then Carbylan shall have the right to terminate this Agreement pursuant to Section 12.3(b).

6.2	Withdrawal of Licensed Products.

(a)	Following the launch of the Licensed Products in any country or administrative region in the Territory, Jingfeng shall have the right to withdraw the Licensed Products from sale therein, due to scientific, technical, regulatory and/or commercial reasons, including but not limited to adverse events of the Compound or Licensed Products, marketability of the Licensed Products or reasons related to patent coverage. Jingfeng shall promptly notify Carbylan in writing of such determination and provide Carbylan with the pertinent information with respect thereto. Promptly following the receipt of such notice from Jingfeng, the Parties shall discuss the situation in good faith. Following such discussion, Jingfeng may withdraw the Licensed Products from sale in such country or administrative region [upon written notice to Carbylan and may terminate this Agreement in accordance with Section 12.2. Notwithstanding anything herein to the contrary, Jingfeng shall be entitled to withdraw the Licensed Products from sale without advance discussions with Carbylan at any time if the withdrawal is for safety reasons or the result of a mandated withdrawal.

(b)	In the event Jingfeng withdraws any Licensed Product from the market and as a result (i) there is no Licensed Product being commercialized or developed by Jingfeng in the PRC, (ii) there is no Licensed Product being marketed or sold in the PRC [*], and (iii) despite the Parties’ good faith efforts, the Parties agree that there are no commercially viable Licensed Products or prospective Licensed Products available for sale in the Territory, then either Party may terminate this Agreement in accordance with Section 12.3(c).

6.3	Promotional and Advertising Materials. Jingfeng agrees to put the notation of “Licensed from Carbylan Biosurgery, Inc., USA” in English and in Mandarin and/or Cantonese, as applicable, clearly and distinctly on all packages and package inserts of, and major promotional and advertising materials for, the Licensed Products to the extent such notation is permissible in legal and regulatory aspects and is commercially reasonable.

6.4	Patent Marking. Jingfeng shall mark all Licensed Products offered for sale, distributed, or sold hereunder, or their containers, as required by the patent marking laws of the country of sale.

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6.5	Notification of Launch. If and when any Licensed Products are commercialized in any country or administrative region in the Territory, Jingfeng shall promptly inform Carbylan in writing of the launching date, the country or administrative region, the Trademark for such Licensed Products, the name of the manufacturer and distributor (in each case, if other than Jingfeng), and other items reasonably requested by Carbylan.

7.	Inventions and Improvements

7.1	Sole Inventions. Inventions and/or improvements which are made and which relate to the Compounds and/or Licensed Products (“Inventions”) shall be owned by the Party solely making such Invention. Each Party shall have the right to file, prosecute and maintain patent applications and patents covering Inventions made solely by that Party.

7.2	Joint Inventions. If an Invention is made jointly by the Parties, Jingfeng will own all results, patents and patent applications claiming such Inventions in the Territory and Carbylan will own all results, patents and patent applications claiming such Inventions outside the Territory. Neither Party shall file any patent application(s) containing such joint Invention and/or any information or data received from the other Party without the prior written consent of the Party providing the information or data.

7.3	Grant-Back License. Jingfeng hereby grants Carbylan an irrevocable, perpetual, exclusive, royalty-free license under Jingfeng’s solely-owned Inventions to make, use, develop, manufacture and commercialize Licensed Products in the Field outside the Territory, provided that such license shall be non-exclusive (i) to the extent required by any applicable antitrust laws, in which case Jingfeng agrees that it will not either by itself or through an Affiliate or Sublicensee, develop, manufacture or commercialize any product containing a Compound outside the Territory, and (ii) upon the expiration of the Agreement or termination of the Agreement in accordance with Section 12.4(b).

8.	Confidentiality

8.1	Confidentiality Obligations. Except as expressly permitted herein, during the Term of this Agreement and for a period of [*] after termination or expiration of this Agreement, Carbylan and Jingfeng shall keep all information received from the other Party (including the information received under the NDA and the Term Sheet) (“Confidential Information”) strictly confidential and shall not disclose the same to any Third Parties without the prior written consent of the other Party, except such Confidential Information which:

(a)	is or becomes publicly known through no fault of the receiving party,

(b)	is already known to the receiving party prior to disclosure by the disclosing party as evidenced by the business records of the receiving party,

(c)	is learned by the receiving party from a Third Party entitled to disclose it,

(d)	is required to be disclosed in order to comply with a court order, law or regulation, or required by a competent authority to be disclosed; provided that such receiving party provides the disclosing party with reasonable prior written notice of such disclosure and reasonable assistance in obtaining a protective order or confidential treatment

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preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation required, or for which the order was issued,

(e)	is independently developed by the receiving party without the use of or reference to such Confidential Information as evidenced by the business records of the receiving party, or

(f)	is disclosed by Jingfeng as necessary for supporting the promotional claims for the Licensed Products as pre-approved by Carbylan.

Notwithstanding the foregoing, either Party may disclose necessary Confidential Information to its Affiliates, Sublicensees, distributors, agents, independent contractors, investors, and financial institutions or lenders (collectively, “Authorized Persons”); provided that such Authorized Persons are under confidentiality obligations substantially equivalent to those undertaken by such Party hereunder. Furthermore, except as required by law, regulation or court order (including for the purpose of compliance with any disclosure requirements of the U.S. Securities and Exchange Commission or the like), Carbylan shall not publish any Know-How without the consent of Jingfeng, such consent not to be unreasonably withheld. If such consent is required, Jingfeng shall respond to any such request from Carbylan within [*] following the receipt of such request. Jingfeng shall not publish any Know-How without the consent of Carbylan, except as may be required to comply with Applicable Law. It is recognized by the Parties that it may be advantageous for Jingfeng’s development activities for certain Know-How to be published, and the Parties will cooperate in good faith to ensure the timely publication of appropriate Know-How in an agreed upon manner.

8.2	Confidential Information. The Parties agree that the terms and conditions of this Agreement shall be deemed Confidential Information of each Party. Additionally, any data and/or information received from the other Party in connection with the calculation of the Gross Sales Proceeds and related Commercial Milestone Payments due hereunder shall be Confidential Information of such disclosing party and shall not be used by the receiving party for any purpose other than checking the correctness of the report and for no other purpose whatsoever.

8.3	Return of Confidential Information. All Confidential Information that is disclosed in a tangible form by a disclosing party to the receiving party under this Agreement (including, without limitation, documents, writings, designs, drawings, specifications and information incorporated in computer software or held in electronic storage media) shall be returned to the disclosing party or destroyed promptly upon the termination of this Agreement, or upon written request by the disclosing party, and shall not thereafter be retained in any form by receiving party, except as otherwise provided by this Agreement.

9.	Representations and Warranties

9.1	Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that (i) it has the full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it hereunder; (ii) this Agreement has been duly authorized by all necessary corporate action and constitutes a valid and binding obligation on such Party, enforceable in accordance with its terms; (iii) it is a corporation duly organized, validly existing and in good standing and is duly qualified and authorized to do business wherever the nature of its activities or properties requires such qualification or authorization; (iv) no

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registration with or approval of any government authority or agency in any jurisdiction is necessary for the execution, delivery or performance by it of any of the terms of this Agreement, or for the validity and enforceability hereof, except such registrations and approvals that may be required in the Territory; and (v) no consent of any Third Party is or shall be required as a condition to the validity of this Agreement or the rights and licenses granted to the other Party hereunder.

9.2	Carbylan Representations and Warranties. With respect to the Licensed Technology, Carbylan additionally represents, warrants and covenants to Jingfeng that: (i) it has full right, title and interest in the Licensed Technology that is subject to the license grants set forth in Section 2.1, free and clear of any and all liens, mortgages, pledges, adverse claims, charges, security interests, encumbrances or other restrictions or limitations whatsoever; (ii) it has provided full, accurate and complete disclosure to Jingfeng of all material information relating to the Licensed Technology and the Licensed Products; (iii) it has not granted and will not grant licenses or other rights under the Patents that are in conflict with the terms and conditions of this Agreement; (iv) it has intended to and has included all Licensed Technology in the license grant under this Agreement which is necessary or reasonably useful for the development, manufacture, sale, distribution, use, or import of the Licensed Products; (v) it is not aware of any infringement or threatened infringement of the Patents by a Third Party; (vi) the making, using and/or selling of the Licensed Product in the Territory as of the Effective Date does not infringe any valid claim of any patent right of any Third Party and (vii) as of the Effective Date, to the best of Carbylan’s knowledge, none of the Patents are invalid.

9.3	Jingfeng Representations and Warranties. Jingfeng additionally represents, warrants and covenants to Carbylan that (i) it has the full right, license and expertise, to develop and commercialize (after obtaining Regulatory Approval) the Licensed Products as contemplated under this Agreement; and (ii) it will not, during the Term or thereafter, challenge Carbylan’s title or rights in and to the Patents in the Territory or the validity or enforceability of Carbylan’s Patents.

10.	Indemnification

10.1	Indemnification by Jingfeng. Except as otherwise expressly provided herein, Jingfeng shall indemnify, defend and hold harmless Carbylan (including its Affiliates, directors, officers and employees) from and against any and all liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) arising or resulting from any Third Party claims made or suits brought against Carbylan which arise or result from (i) the development, manufacture, use, distribution, marketing, sale or promotion of the Compounds and/or Licensed Products (including product liabilities) by or under the control of Jingfeng, its Affiliates or Sublicensees in the Territory; or (ii) the breach of any provision of this Agreement by Jingfeng, its Affiliates or Sublicensees (including representations and warranties), except to the extent such liability, damage, loss or expense arises from the intentional acts or omissions, fraud, willful misconduct or gross negligence, of Carbylan or its Affiliates. If such claims are made or such suits are brought against Carbylan, Carbylan shall promptly notify Jingfeng of any such claim or suit and shall permit Jingfeng, [*], to handle and control such claim or suit. Carbylan shall cooperate with Jingfeng, [*], in the defense of the claim or suit. Jingfeng shall not settle any suit without the prior written consent of Carbylan.

10.2	Indemnification by Carbylan. Except as otherwise expressly provided herein, Carbylan shall indemnify, defend and hold harmless Jingfeng (including its Affiliates, Sublicensees, directors, officers and employees) from and against any and all liability, damage, loss or expense (including reasonable attorney’s fees and expenses of

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litigation) arising or resulting from any Third Party claims made or suits brought against Jingfeng which arise or result from (i) the breach of any provision of this Agreement by Carbylan, including Carbylan’s representations and warranties contained herein, (ii) the development, manufacture, use, distribution, marketing, sale or promotion of the Compounds and/or Licensed Products (including product liabilities) sold by Carbylan or its Affiliates to Jingfeng, its Affiliates or Sublicensees for commercial sale in the Territory, for reasons other than the actions or omissions by Jingfeng (including its Affiliates, Sublicensees, directors, officers and employees), and (iii) the infringement of any patent or other intellectual property rights of a Third Party (other than as a result of any formulation, ingredient, manufacturing process, or other technology that is developed, in-licensed (other than from Carbylan) or otherwise introduced into the making, using or selling of the Compounds or Licensed Products by Jingfeng, in each case in a manner that is not employed by Carbylan outside the Territory), except to the extent such liability, damage, loss or expense arises from the intentional acts or omissions, fraud, willful misconduct or gross negligence, of Jingfeng, its Affiliates or Sublicensees. If such claims are made or such suits are brought against Jingfeng, Jingfeng shall promptly notify Carbylan of any such claim or suit and shall permit Carbylan, [*], to handle and control such claim or suit. Jingfeng shall cooperate with Carbylan, [*], in the defense of the claim or suit. Carbylan shall not settle any suit which admits fault on the part of Jingfeng without Jingfeng’s prior written consent, not to be unreasonably withheld.

11.	Patents; Trademarks

11.1	Patent Prosecution and Maintenance. In connection with the Patents relating to the Compounds or Licensed Products, the Parties agree as follows:

(a)	Carbylan shall have the right to file, prosecute and maintain all patent applications and patents included in Licensed Technology (including any related proceedings such as interference proceedings and oppositions) in the Territory, [*]; provided, however, that (i) Carbylan shall provide Jingfeng with an opportunity to review and comment on the nature and text of new or pending applications for the Patents in the Territory; and (ii) in the event that Carbylan elects not to prosecute and/or maintain any or all such applications and patents in the Territory, Jingfeng shall have the exclusive right to undertake such prosecution and maintenance [*].

(b)	Commencing with calendar year [*], at least [*] prior to the start of each calendar year during the Term, Carbylan shall provide Jingfeng with a good faith estimate (for planning purposes only) of all patent prosecution and maintenance expenses for the Licensed Technology in the Territory for such calendar year. Carbylan shall have the right to incur up to [*] for each such calendar year without approval from Jingfeng, until the date of issuance of all Patents for [*]. After issuance of a particular Patent, Jingfeng shall only be required to reimburse Carbylan for maintenance of such Patent (including without limitation any proceeding in connection therewith). Any expense that exceeds such limit shall be subject to Jingfeng’s prior written approval, such approval not to be unreasonably withheld.

(c)	Carbylan shall keep Jingfeng informed on [*] of progress in the prosecution of all patent applications and in the maintenance or extension of patents falling within the Licensed Technology and shall furnish Jingfeng with a copy of each patent application, patent or other document pertinent to prosecution, maintenance or extension of such

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applications and patents.

(d)	Carbylan shall immediately advise Jingfeng of any certification filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” (“ANDA Act”) claiming that any Patents are invalid or claiming that the Patents will not be infringed by the manufacture, use or sale of a product for which an application under the ANDA Act is filed.

(e)	If Jingfeng exercises its right under Section 11.1(a) to undertake any prosecution and maintenance, then upon the reasonable request of Jingfeng, and [*], Carbylan will provide Jingfeng with reasonable assistance relating to the applicable Patents, including allowing Jingfeng reasonable access to Carbylan’s files and documents and reasonable access to Carbylan’s personnel and legal counsel who may have possession of necessary or reasonably useful information in order to prosecute and maintain such Patents.

(f)	In the event Jingfeng undertakes to file any patent application claiming a Compound or Licensed Product or the method of making or using such Compound or Licensed Product, Jingfeng shall consult with Carbylan to ensure consistency with Carbylan’s international portfolio strategy prior to any such filing and, upon Carbylan’s request, provide Carbylan with a reasonable opportunity to review new or pending applications.

11.2	Third Party Infringement of Patents.

(a)	In the event that Jingfeng or Carbylan becomes aware of any infringement or potential infringement of any of the Patents by the manufacture, use, distribution, marketing or sale of the Compounds and/or Licensed Products by a Third Party, Jingfeng or Carbylan shall promptly notify the other Party in writing, identifying the infringer or potential infringer and the infringement complained of and furnishing the information upon which such determination is based. Jingfeng shall have the first right, but not the obligation, to sue such alleged infringers in the Territory. Jingfeng shall consult with Carbylan prior to initiating any such infringement suit in the Territory to ensure that the intended course of action is not likely to adversely affect Carbylan’s position on its Patent portfolio outside the Territory or in any other country or administrative region within the Territory.

(b)	Upon reasonable request by Jingfeng and [*], Carbylan shall cooperate with Jingfeng and provide all reasonable information and assistance including allowing Jingfeng access to Carbylan’s files and documents and access to Carbylan’s personnel and legal counsel who may have possession of relevant information, and if necessary to prosecute any legal action, joining in the legal action as a party.

(c)	[*]

(d)	In the event Jingfeng decides, within [*] of becoming aware of an infringement, in its sole discretion, not to take any action against a Third Party deemed to infringe the Patents, Jingfeng shall inform Carbylan in writing and Carbylan thereafter shall be entitled to pursue an action to stop such infringement in its own name and [*]. Upon reasonable

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request by Carbylan and [*], Jingfeng shall give Carbylan all reasonable information and assistance, and if necessary to prosecute any legal action, joining in the legal action as a party. [*].

11.3	Infringement of Third Party Intellectual Property. In the event of any actual or threatened suit against Jingfeng or its Affiliates, Sublicensees or customers alleging that the exploitation or use of the Patents and/or Know-How hereunder infringes the patent or other intellectual property rights of a Third Party, Jingfeng shall promptly give written notice to Carbylan. Carbylan will provide to Jingfeng all reasonable assistance requested by Jingfeng to defend or settle such suit and in particular Carbylan will promptly make available to Jingfeng, [*], all information in its possession or control which will assist Jingfeng in defending or otherwise dealing with such suit. Jingfeng shall have the right to defend in its sole discretion such suit but shall consult with Carbylan before settling such suit. Jingfeng shall not settle the suit without obtaining prior written consent of Carbylan which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if such suit (i) arises or results from the breach of Carbylan’s representations and warranties under Section 9.2 and/or (ii) is subject to Carbylan’s indemnification obligation under Section 10.2, then this Section 11.3 shall not apply and the defense and settlement of such suit shall be subject to Section 10.2.

11.4	Trademarks.

(a)	Jingfeng may, at its sole discretion, use its own trademarks, trade names, commercial symbols or logos for the marketing and sale of the Licensed Products in the Territory. Jingfeng may apply for one or more trademarks in the Territory in its own name and as the exclusive owner thereof with respect to the Licensed Products, provided that Jingfeng may use trademarks, trade names, company name, logos or other marks that are the same as or similar to the Trademarks only with Carbylan’s prior written consent and pursuant to terms and conditions of this Agreement.

(b)	Jingfeng shall not use or permit or authorize any Affiliate or Sublicensee to use the Trademarks as part of a corporate name or tradename without the express prior written consent of Carbylan and Jingfeng shall not permit or authorize use of the Trademarks in such a way so as to give the impression that the Trademarks, or any modifications thereof, are the property of Jingfeng.

(c)	Jingfeng shall cooperate fully and in good faith with Carbylan for the purpose of securing and preserving Carbylan’s rights in and to the Trademarks, [*]. Nothing contained in this Agreement shall be construed as an assignment or grant to Jingfeng of any right, title or interest in or to the Trademarks, it being understood that all rights relating thereto are reserved by Carbylan, except for the license hereunder to Jingfeng of the right to use the Trademarks only as specifically and expressly provided herein. Jingfeng further agrees that Carbylan is and will continue to be the sole and exclusive owner of all rights, title and interest in and to each Trademark in any form or embodiment thereof and agrees that all goodwill associated with or attached to the Trademark arising out of the use thereof by Jingfeng shall inure to the benefit of Carbylan.

(d)	Jingfeng agrees that it will not, during the Term or thereafter, attack Carbylan’s title or rights in and to the Trademarks in the Territory or the validity of Carbylan’s Trademarks.

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(e)	The nature and quality of the Licensed Products, and all advertising and promotional uses of the Trademarks by Jingfeng, shall conform to or exceed industry standards for products similar to the Licensed Products.

(f)	Jingfeng agrees to comply with all Applicable Laws pertaining to the proper use and designation of the Trademarks.

12.	Term and Termination

12.1	Term. This Agreement shall become effective as of the Effective Date and expires upon the later of the date of the expiration of the last Patent or the invalidation of the last Patent (the “Term”). After expiration of this Agreement pursuant to this Section 12.1, Jingfeng’s license shall be considered fully paid and become non-exclusive, and Jingfeng and its Affiliates and Sublicensees shall be allowed to continue using all Know-How for the manufacture, sale or use of the Compounds and/or Licensed Products in the Territory with no further consideration to Carbylan.

12.2	Termination by Jingfeng. Jingfeng may terminate this Agreement upon [*] prior written notice if the conditions set forth under Section 6.2(a) are met.

12.3	Termination by Either Party. This Agreement shall be terminable by either Party at any time, upon the occurrence of any of the following events:

(a)	Should the other Party hereto become insolvent, or if proceedings in voluntary or involuntary bankruptcy or pursuant to any other insolvency law shall be instituted by, on behalf of or against the other Party, or if a trustee or receiver of the Party’s property shall be appointed; or

(b)	If the other Party commits any material breach of any of the terms of this Agreement (and in the case of Jingfeng, including its obligations under Section 3.4(b) and/or Section 6.1(c)); and (a) fails to remedy such breach within [*] after written notice thereof has been given by the non-breaching Party, or (b) in the event that such breach is not capable of cure within such [*] period, fails to commence to cure such breach within such period and thereafter to prosecute such cure diligently to completion; provided, however, that in no event shall the period for such cure be greater than [*] after the non-breaching Party’s notice of such breach; or

(c)	If the conditions under Section 6.2(b) are satisfied, either Party may terminate this Agreement by providing [*] prior written notice to the other Party.

(d)	The termination of this Agreement shall not relieve the Parties from performing any obligations accrued prior to the date of this Agreement terminates.

12.4	Effect of Termination.

(a)	Upon termination of this Agreement in whole or in part pursuant to Section 12.2 or 12.3, Jingfeng shall promptly return all applicable Know-How supplied from Carbylan and cease any terminated activities hereunder (including without limitation development, manufacture, use and/or sale of the Compounds and the Licensed Products); provided however, that Jingfeng, its Affiliates and Sublicensees shall have the

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right, if applicable, to sell any remaining Compounds or Licensed Products made prior to said termination and shall pay to Carbylan any Commercial Milestone Payments owed to Carbylan with respect to such sales.

(b)	Except in the event of a termination of this Agreement by Jingfeng pursuant to Section 12.3(a) or (b), (i) Jingfeng shall transmit, without charge, to Carbylan applicable registration data generated by Jingfeng up to the date of early termination without delay; (ii) upon Carbylan’s request, Jingfeng shall grant or cause to be granted to Carbylan a worldwide non-exclusive license, with the right to sublicense to any Third Party, to manufacture, use and sell the Compounds and Licensed Products in the Field under any patent rights held or controlled by Jingfeng, its Affiliates or Sublicensees which cover the development, manufacture, use and/or sale of the Compounds and the Licensed Products, and utilizing Jingfeng’s registration data (including that of its Affiliates and/or Sublicensees) generated up to the date of early termination on the terms and conditions mutually agreed upon by the Parties; and (iii) if the Regulatory Approval of any Licensed Product is already held by Jingfeng, its Affiliates and/or Sublicensees at the date of such early termination of this Agreement, Jingfeng shall take all reasonable steps to transfer or cause to be transferred, without charge, such Regulatory Approval to Carbylan.

12.5	Survival. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the payment obligations hereunder and any and all damages or remedies arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement. The provisions of Sections 7.3, 8.1, 8.2, 8.3, 10.1, 10.2, 12.4, 12.5, 13.2, and 13.3 shall survive the expiration or termination of this Agreement for any reason.

13.	Miscellaneous

13.1	Assignment. This Agreement may not be assigned by either Party, without the prior written consent of the other Party. Notwithstanding this Section 13.1, Carbylan may assign this Agreement, without consent, to an Affiliate or to a successor in interest pursuant to a corporate reorganization, consolidation, merger, acquisition, change of control with respect to its outstanding stock, sale of substantially all of its assets, or similar transaction. Carbylan shall provide Jingfeng with prior written notice of any such assignment; provided, that Carbylan may provide such written notice promptly upon such assignment if such advance notice is not permitted by such Third Party. Notwithstanding this Section 13.1, Jingfeng shall be entitled to perform its obligations and rights under this Agreement through an Affiliate or a Third Party, and shall be entitled to grant appropriate contracts under this Agreement to Affiliates and Third Parties accordingly. Jingfeng shall ensure that such Affiliates and Third Parties will comply with the provisions of this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assignees of the Parties hereto. The Parties acknowledge and agree that if any person, entity, company or organization acquires or merges with Carbylan after the Effective Date or becomes an Affiliate of Carbylan by reason of a merger, acquisition, change of control or similar transaction after the Effective Date, then (a) all intellectual property and know-how owned or controlled by such entity (i) prior to the closing of such transaction or (ii) after such closing to the extent such intellectual property or know-how is developed and/or commercialized by such entity thereafter in an independent program without a license from Carbylan or without the use of the Licensed Technology, shall be excluded from the scope and terms of this Agreement and for clarity shall not be included in the scope of the license granted pursuant to Section 2.1; and (b) Section 2.4 shall not apply to such entity with respect to any product development, manufacture or commercialization by such entity (i) prior to the closing of such transaction or (ii) after such closing if such product is not covered by, or does not otherwise infringe, any Patent in the Territory.

13.2	Governing Law. This Agreement shall be governed by and construed solely in accordance with the laws of Delaware, without regard to conflicts of law principles.

13.3	Arbitration. The Parties hereto shall use their best efforts to settle amicably any controversies arising out of this Agreement. Any controversy or disputes or claims arising between the Parties in connection with this Agreement which cannot be settled in an amicable way shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”), by one or more arbitrators appointed in accordance with the said Rules. Proceedings shall be conducted in the English language. Any award or decision made in such arbitration shall be final and binding upon the Parties and enforceable in a court of competent jurisdiction. The arbitration shall be held in Hong Kong.

13.4	Force Majeure. All cases of force majeure, i.e. any events beyond the reasonable control of the Parties due to fire, flood, earthquake, explosion, riot, strike, lockout, war and similar casualties, shall, for the duration and to the extent caused by such disturbances, release the affected Party from the performance of its obligations hereunder. Either Party shall notify the other Party promptly in the event of any indications of any such incidents occurring and shall discuss the effect of such incidents on this Agreement and the measures to be taken. Either Party shall use its best endeavors to reasonably avoid or restrict any detrimental effects in connection with such incidents.

13.5	Waiver. No waiver by one Party in one or more instances of any of the provisions of this Agreement or the breach thereof by the other Party shall establish a precedent for any other instance or with respect to any other provision.

13.6	Notice. Any notice or other communication required or permitted under this Agreement shall be in writing, in English and shall be deemed to have been duly given, when received, if hand-delivered or sent by facsimile later confirmed in writing or, three (3) days after depositing, if placed in the mail for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate Party at the following addresses:

For Carbylan:

Carbylan Biosurgery, Inc.

Attention: Chief Financial Officer or his/her assignee

3181 Porter Drive

Palo Alto, CA 94304

USA

Facsimile: 650-855-9119

For Jingfeng:

Shanghai Jingfeng Pharmaceutical Co, Ltd.

No. 50, Luoxin Road

Baoshan District, Shanghai, PRC, 201908

Attn.: Fu Ailing

Facsimile: +86-21-583-60818

13.7	Severability. If any provision of this Agreement is found to be illegal or invalid for any reason, the remaining provisions shall be construed and applied so as to most closely legitimately effectuate its intent. The invalidity or non-enforceability of one Article or any part of an Article of this Agreement in any jurisdiction shall not cause the invalidity of the whole Agreement as to such jurisdiction, and shall not affect the validity or enforceability of such Article or part of an Article in any other jurisdiction.

13.8	Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.9	Publicity. Neither Party shall make a public announcement regarding the fact of conclusion of this Agreement without the prior written consent of the other Party. When one Party wishes to make a public announcement regarding the Agreement, such Party shall notify the other Party of its intended announcement text and other relevant information on which the other Party may comment.

13.10	Entire Agreement; Amendment. This Agreement including the Appendices attached hereto and made a part hereof embodies the entire understanding between the Parties concerning the subject matter hereof, and all prior representations, warranties or agreements relating hereto are hereby terminated and shall be of no force or effect whatsoever. No amendment, change, modification nor alteration of the terms and conditions of this Agreement shall be binding upon either party unless in writing and signed by the Parties.

13.11	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be deemed an original, and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart; all of such counterparts will together constitute one and the same instrument. The Parties agree that facsimile copies or Adobe™ Portable Document Format (PDF) copies of this Agreement will be deemed to be the equivalent of originals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first written above.

CARBYLAN BIOSURGERY, INC.	SHANGHAI JINGFENG PHARMACEUTICAL CO., LTD.

By: /s/ George Y. Daniloff	By: /s/ Xiangwu Ye

Name: George Y. Daniloff	Name: Xiangwu Ye
Title: President and CEO	Title: President and CEO
Date: November 15, 2012	Date: November 15, 2012

Appendix I -	Patents
Appendix II -	Trademarks
Appendix III -	FCPA Guidelines
Appendix IV -	COR 1.0 Hydros-TA Product Release Specifications
Appendix V -	Scope of Carbylan Transition Assistance

Appendix I

Patents

Country	Patent No. or Application No.	Invention Title
PCT	PCT/US10/043108	MODIFIED HYALURONIC ACID POLYMER COMPOSITIONS AND RELATED METHODS
PCT	PCT/US2012/034133	IN-SITU GEL FORMING COMPOSITIONS
CN	201080044014.3	MODIFIED HYALURONIC ACID POLYMER COMPOSITIONS AND RELATED METHODS
HK	To be filed before 8 December 2012	MODIFIED HYALURONIC ACID POLYMER COMPOSITIONS AND RELATED METHODS

Appendix II

Trademarks

None.

Appendix III

FCPA Guidelines

Jingfeng understands and acknowledges that the obligations hereunder are in addition to, without prejudice to, not in lieu of, any of its obligations under Section 3.7 of the Agreement.

➢ Compliance with FCPA. A summary of the FCPA and related information can be found at http://www.justice.gov/criminal/fraud/fcpa. By signing this Agreement, Jingfeng warrants that:

¡ It is familiar with the provisions and restrictions contained in the OECD Convention and FCPA.

¡ It shall comply with the FCPA in marketing, selling and/or servicing Licensed Products under this Agreement.

¡ It shall not, in the course of its duties under the Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind that would or could be construed as an illegal or corrupt practice.

¡ It is not a government official (as the term is defined in the FCPA) or affiliated with any government official.

¡ It shall immediately notify Carbylan of any attempt by a government official to directly or indirectly solicit, ask for, or attempt to extort anything of value from Jingfeng, and shall refuse any such solicitation, request or extortionate demand.

➢ Compliance Certificate. From time to time upon request from Carbylan, Jingfeng shall submit a compliance certificate in the form set forth at the end of this Appendix III stating that (i) it fully understands its obligations under this Appendix III and any other applicable laws and regulations mentioned herein or as may come into existence from time to time after the Signing Date; (ii) it has been complying with this Appendix III and any other applicable laws and regulations mentioned herein or as may come into existence from time to time after the Signing Date; and (iii) it will continue to comply with this Appendix III and any other applicable laws and regulations mentioned herein or as may come into existence from time to time after the Signing Date.

➢ No Action. In no event shall Carbylan be obligated under the Agreement to take any action or/ omit to take any action that Carbylan believes, in good faith, would cause it to be in violation of any applicable laws and regulations, including the anti-bribery laws referenced in this Appendix III.

➢ Due Diligence. Carbylan has the right to visit the offices of Jingfeng from time to time during the term of the Agreement on an “as needed” basis and conduct due diligence in relation to Jingfeng’s business related to performance of its obligations under this Appendix III and may do so in the way it deems necessary, appropriate or desirable so as to ensure that Jingfeng complies with this Appendix III and any other applicable laws and regulations in its business operations. Jingfeng shall make every effort to cooperate fully with Carbylan in any such due diligence.

➢ Audit. In the event that Carbylan has commercially reasonable evidence to believe that a breach of any obligation of Jingfeng under this Appendix III has occurred or is imminent, Carbylan shall have the right to request in writing adequate assurances that Jingfeng is in compliance with its obligations under this Appendix III. In the event Jingfeng is unable or unwilling to provide commercially reasonable assurances within [*] of such request, Carbylan shall have the right to select an independent third party to conduct an audit of Jingfeng and review relevant books and records of Jingfeng to satisfy itself that no breach has occurred. Unless otherwise required under applicable laws and regulations or by order of a competent court or regulatory authority, Carbylan shall ensure that the selected independent third party will keep confidential all audited matters and the results of the audit. To the extent Carbylan has

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

commercially reasonable evidence to believe that a breach of any obligation of Jingfeng under this Appendix III has occurred, Carbylan reserves the right to the extent required by law to disclose to the U.S. or Chinese government, its agencies and/or any other government or non-government party, such evidence of the violation by Jingfeng of any applicable law, including a violation of the FCPA or any other applicable anti-bribery law.

➢ Material Breach. Jingfeng acknowledges that any violation of this Appendix III by Jingfeng or any of its Affiliates, sublicensees or subcontractors shall be deemed a material breach of this Agreement by Jingfeng and shall give rise to the right for Carbylan to terminate this Agreement.

CERTIFICATE OF COMPLIANCE

I,                                                               of Jingfeng Pharmaceutical Co., Ltd., which is conducting business with Carbylan per our agreement dated                                     .

I hereby acknowledge and certify that I am familiar and knowledgeable about the requirements of the Foreign Corrupt Practices Act (“FCPA”) and other applicable anti-corruption laws and their requirements.

I certify that I have not, and will not, take any action in furtherance of an unlawful offer, promise, or payment to a foreign official that would cause Carbylan to be in violation of the FCPA, any other applicable anti-corruption law. I further certify that I have made no agreement or commitment, directly or indirectly, which, if carried out in the future, would be in violation of the FCPA or any other applicable anti-corruption law.

Signature:

Printed Name:

Title:

Company:

Dated:

Appendix IV

COR 1.0 Hydros-TA Product Release Specifications

Certificate of Analysis

Hydros TA Joint Therapy

Part Number 9650
Lot Number XXXXXX	Batch Size xxxx units
Expiration Date MM/YYYY	Date of Manufacture dd/mmm/yy

Parameter	Method	Acceptance Criteria	Results
[*]	Visual Inspection	[*]
[*]	Visual Inspection	– [*]; – [*]
[*]	RTM010	[*]
[*]	RTM010	[*]
[*]	RTM010	[*]
[*]	RTM016	[*] [*]
[*]	RTM016	[*]
[*]	Provided by CMO	[*]
[*]	Provided by CMO	[*]

This product was manufactured in such a way that it is in compliance with Domestic and International Good Manufacturing Practices, as applicable.

Released By:                                                            Release Date:

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appendix V

Indicative Scope of Carbylan Transition Assistance

Carbylan to register an executed copy of the Agreement with SIPO, as requested by Jingfeng (for both the pending CN patent application, and the second CN patent application to be filed under the second PCT/US application).

Establish Development Plan

•	Transfer initial documentation to Jingfeng
¡	Send copy of FDA Pre-IND meeting package (As soon as possible after the Effective Date)

¡   Summary and description of the product, manufacturing, preclinical and COR 1.0 clinical studies

¡   Allows Jingfeng to review product and develop an initial list of specific questions and documentation that they would like to be transferred

¡	Send documents on initial list (Dec 2012)
•	Carbylan/Jingfeng Technology Transfer Summit (Dec 2012)
¡	Carbylan will present an overview of the Hydros-TA product and answer initial questions from Jingfeng
¡	Carbylan/Jingfeng finalize an initial development plan to submit SFDA phase 1 study application
•	Approve initial development plan (Dec 2012)

Hands-On Technology Transfer (Product Manufacture)

•	Appropriate documents transferred to Jingfeng and Product has been reviewed at the summit
•	Jingfeng gains theoretical understanding of the manufacturing process
•	Jingfeng visits Carbylan to have a hands-on demonstration of the manufacturing process at Carbylan’s facility (TBD)
¡	Manufacture of the raw materials
¡	Manufacture of Hydros-TA
•	Carbylan visits Jingfeng to provide guidance for manufacture of raw materials and Hydros-TA at Jingfeng’s facility (TBD)

Other Items as Agreed Between the Parties